UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 19, 2007

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Formerly, HYPERSPACE COMMUNICATIONS, INC.)

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report

or Completed Interim Review.

On March 19, 2007, MPC Corporation (the “Company”) concluded that the financial statements included in the Company’s quarterly reports on Form 10-QSB for the quarterly periods ended June 30, 2006 and September 30, 2006 should no longer be relied upon.

During the three months ended June 30, 2006, the Company tested for impairment of its acquired intangible assets. The test, which was performed internally by management, concluded that the acquired intangibles failed the recoverability test under the guidance of SFAS 144 Accounting for the Impairment of Long-Lived Assets. Fair value of the acquired intangibles at June 30, 2006 was determined and an impairment charge of $13.2 million was recorded for the three months ended June 30, 2006. This impairment charge was reflected in the Company’s reports on Form 10-QSB for the quarterly periods ended June 30, 2006 and September 30, 2006.

As a part of the procedures for testing for impairment of acquired intangibles as of December 31, 2006, the Company consulted with an independent valuation consultant. Upon review of the June 30, 2006 impairment calculation, it was determined that some of the methodology used in determining fair value was not correct, and that the incorrect June 30, 2006 book balance was used in the determination of the impairment of the acquired intangibles. The Company has determined that the impairment charge at June 30, 2006 should have been $19.4 million. The Company did not perform a test for the recoverability of its acquired intangible assets for the quarterly period ended September 30, 2006 because there were no indicators of further impairment at that time.

The Company’s Audit Committee and Chief Financial Officer discussed this matter with the Company’s Independent Registered Public Accounting Firm, Ehrhardt Keefe Steiner & Hoffman, P.C., who concur with the Company’s conclusion.

The Company intends to file amendments to its quarterly reports on Form 10-QSB for the quarterly periods ended June 30, 2006 and September 30, 2006 to reflect the additional impairment charge. The Company will also revise the related narrative as it relates to this change. The amendments will not reflect events occurring after the original filing of each Form 10-QSB or modify or update disclosures affected by subsequent events except as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION
Date March 23, 2007	By: /s/ Michael R. Whyte Michael R. Whyte Vice President & Chief Financial Officer